Exhibit 99.1

FPIC Insurance Group, Inc.
DISCLOSES CERTAIN INVESTMENTS IN FINANCIAL SERVICE COMPANIES

JACKSONVILLE, Fla. (Business Wire) – September 25, 2008 – FPIC Insurance Group, Inc. (NASDAQ:  FPIC) (together with its consolidated subsidiaries, the “Company”) today released information regarding certain investments in financial service companies (listed below) reportedly experiencing credit-related issues.

Selected Investment Holdings as of September 25, 2008 based on amortized cost data as of June 30, 2008:

•	Lehman Brothers - $2.5 million senior debt; $1.1 million subordinated debt; $0.5 million preferred stock

•	American General (AIG subsidiary) - $2.1 million senior debt

•	Federal National Mortgage Association - $0.3 million preferred stock

•	Washington Mutual - $2.1 million senior debt

•	Morgan Stanley - $2.5 million senior debt

As of June 30, 2008, the Company had a total of $755.7 million in cash and investments and its well-diversified investment portfolio had an average Moody’s credit quality of Aa2 (High Quality).  The Company will continue to monitor developments in the financial markets and will further evaluate any potential impairment of its investment holdings as of its third quarter ending September 30, 2008.

Corporate Profile
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers.

Contact Information
FPIC Insurance Group, Inc.
Charles Divita, Chief Financial Officer
904-360-3611
225 Water Street, Suite 1400
Jacksonville, Florida 32202

For all your investor needs, FPIC is on the Internet
at www.fpic.com or e-mail us at ir@fpic.com.